UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             uBid.com Holdings, Inc.
                    (f/k/a/ Cape Coastal Trading Corporation)
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                    139330203

                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 16 Pages

CUSIP No. 139330203                  13G/A                   Page 2 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Smithfield Fiduciary LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3) SEC USE ONLY
------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,395,445 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,395,445 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,395,445 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.22%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 3 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge International LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 4 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Capital Corporation
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 5 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Capital L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 6 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Master L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 7 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge GP, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 8 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge GP, LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 9 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 10 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Glenn Dubin
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 11 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Henry Swieca
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,428,745 shares of Common Stock

                    Warrants to acquire up to 527,777 shares of Common Stock (See Item 4(a))
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,428,745 shares of Common Stock

            Warrants to acquire up to 527,777 shares of Common Stock
            (See Item 4(a))
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.38%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 139330203                  13G/A                   Page 12 of 16 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on January 9, 2006 (the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of uBid.com Holdings, Inc. (f/k/a Cape Coastal Trading Corporation), a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 1, 2(a), 2(b), 2(c) and 4 in their entirety as set forth below.

Item 1.

(a)  Name of Issuer

            uBid.com Holdings, Inc., a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

            8550 West Bryn Mawr, Suite 200
            Chicago, Illinois 60631

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


        Smithfield Fiduciary LLC
        c/o Harmonic Fund Services
        The Cayman Corporate Center, 4th Floor
        27 Hospital Road
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge International LLC
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Corporation
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  State of Delaware

        Highbridge Master L.P.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre
        27 Hospital Road, 4th Floor
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

CUSIP No. 139330203                  13G/A                   Page 13 of 16 Pages


        Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre
        27 Hospital Road, 4th Floor
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge GP, LLC
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  State of Delaware

        Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        Glenn Dubin
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        Henry Swieca
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States


Item 4.     Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)      Amount beneficially owned:

                 As of the date of this filing, Smithfield Fiduciary LLC may be deemed the beneficial owner of (i) 1,395,445 shares of Common Stock and
(ii) warrants to purchase 527,777 shares of Common Stock (the "Warrants"). The remaining of the Reporting Persons may each be deemed the beneficial owner of
(i) 1,395,445 shares of Common Stock currently owned by Smithfield Fiduciary LLC, (ii) 527,777 shares of Common Stock issuable to Smithfield Fiduciary LLC upon the exercise of the Warrants currently held by it and (iii) 33,300 shares of Common Stock owned by Highbridge International LLC.

                 Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master

CUSIP No. 139330203                  13G/A                   Page 14 of 16 Pages


L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Smithfield Fiduciary LLC.

        (b)      Percent of class:

                 Based on the Prospectus pursuant to Rule 424(b)(3) filed by the Company on November 17, 2006, as of September 30, 2006, the Company had 20,333,333 shares of Common Stock outstanding. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon exercise of the Warrants, (i) Smithfield Fiduciary LLC may be deemed to beneficially own 9.22% of the outstanding shares of Common Stock of the Company and (ii) the remainder of the Reporting Persons may be deemed to beneficially own 9.38% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

        (c)      Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote

                        0

                 (ii)   Shared power to vote or to direct the vote

                        See Item 4(a)

                 (iii)  Sole power to dispose or to direct the disposition of

                        0

                 (iv) Shared power to dispose or to direct the disposition of

                        See Item 4(a)

CUSIP No. 139330203                  13G/A                   Page 15 of 16 Pages


SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2007

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    Its Trading Manager                      Its Trading Manager


By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
    ----------------------------------       ----------------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Managing Director                 Title: Managing Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC   By: Highbridge GP, LLC
    Its Trading Manager                      its General Partner


By: /s/ Carolyn Rubin
    ----------------------------------
Name: Carolyn Rubin
Title: Managing Director                 By: /s/ Clive Harris
                                             ----------------------------------
                                         Name: Clive Harris
                                         Title: Director


HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Clive Harris
                                             ----------------------------------
                                         Name: Clive Harris
                                         Title: Director
By: /s/ Clive Harris
    ----------------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
    ----------------------------------
Name: Clive Harris
Title: Director                          By: /s/ Carolyn Rubin
                                             ----------------------------------
                                         Name: Carolyn Rubin
                                         Title: Managing Director

CUSIP No. 139330203                  13G/A                   Page 16 of 16 Pages


/s/ Glenn Dubin                          /s/ Henry Swieca
--------------------------------------   --------------------------------------
GLENN DUBIN                              HENRY SWIECA